Exhibit 99.1
News Release

NASDAQ: CPNO, NYSE: MMP

Date: Dec. 20, 2011

Copano Energy and Magellan Midstream Form Joint Venture to Deliver Eagle Ford Shale Condensate to Corpus Christi

HOUSTON, Texas and TULSA, Okla. - Copano Energy, L.L.C. (NASDAQ: CPNO) and Magellan Midstream Partners, L.P. (NYSE: MMP) announced today the formation of a joint venture to deliver Eagle Ford Shale condensate to Corpus Christi, Texas. The 50/50 joint venture, known as Double Eagle Pipeline LLC, will construct and own approximately 140 miles of new pipeline to connect an existing 50-mile pipeline segment owned by Copano to Karnes, Live Oak, McMullen and LaSalle Counties of Texas, enabling delivery of condensate to Magellan's terminal in Corpus Christi. The initial capacity of the pipeline will be 100,000 barrels per day. Double Eagle also will construct a new truck unloading facility along the pipeline near Three Rivers, Texas for deliveries of condensate destined for Corpus Christi.
The joint venture project is supported by long-term customer commitments from Talisman Energy USA Inc. and Statoil Marketing and Trading (US) Inc., major producers with significant acreage in the rich gas window of the Eagle Ford Shale. The expected cost of the new joint venture facilities is approximately $150 million and will be shared equally by Copano and Magellan. Copano will oversee construction of the new pipeline and serve as operator. The companies expect to provide limited services by the end of 2012, with full service available beginning in the first quarter of 2013.
“Magellan looks forward to joining forces with Copano for this project that provides significant strategic value for both parties and our customers,” said Michael Mears, Magellan's president and chief executive officer. “Combined, we are able to provide an attractive option for shippers to deliver petrochemical quality Eagle Ford condensate for use in Corpus Christi or higher-valued Texas markets via Magellan's marine capabilities.”
“This project represents the next logical step in Copano's strategy of offering a full set of midstream services to Eagle Ford Shale producers and we look forward to working with Magellan on this opportunity,” said R. Bruce Northcutt, Copano's president and chief executive officer. “By combining Copano's pipeline assets with access to Magellan's terminal at Corpus Christi, the joint venture will be able to leverage existing infrastructure and provide producers timely access to market alternatives at very competitive rates. The joint venture will continue to look for ways to expand the project and capture other condensate and oil-related growth opportunities in the Eagle Ford Shale play.”

In connection with the joint venture, Copano will convert its existing 50-mile pipeline from natural gas to condensate service, and Magellan will make enhancements to its Corpus Christi terminal, including the construction of 500,000 barrels of new dedicated condensate storage and a new dedicated dock delivery pipeline.
For commercial inquiries about the condensate projects, please contact Rob Schaefer of Copano at (713) 737-9588, rob.schaefer@copano.com or Aaron Milford of Magellan at (918) 574-7023, aaron.milford@magellanlp.com.

About Copano Energy, L.L.C. and Magellan Midstream Partners, L.P.
Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Texas, Oklahoma, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 340 miles of NGL pipelines and 10 natural gas processing plants, with more than 1 billion cubic feet per day of combined processing capacity and 44,000 barrels per day of fractionation capacity. More information is available at http://www.copanoenergy.com.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. The partnership's primary assets include: the longest petroleum products pipeline system in the continental United States at 9,600 miles, which can access more than 40% of the country's refining capacity and imports, as well as more than 80 petroleum terminals with over 75 million barrels of storage. More information is available at http://www.magellanlp.com.
###
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Copano Energy, L.L.C. and Magellan Midstream Partners, L.P. believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors associated with the project that may have a direct impact on the partnerships' results of operations and financial condition are: (1) their ability to obtain all required permits and regulatory approvals on time; (2) their ability to complete construction of the project on time and at expected costs; (3) price fluctuations and overall demand for crude oil and condensate; (4) changes in the joint venture's tariff rates or other terms imposed by state or federal regulatory agencies; (5) the occurrence of an operational hazard or unforeseen interruption for which the partnerships or joint venture are not adequately insured; (6) disruption in the debt and equity markets that negatively impacts the partnerships' abilities to finance capital spending and (7) failure of customers to meet or continue contractual obligations to the partnerships or the joint venture. Additional information about issues that could lead to material changes in performance is contained in the Securities and Exchange Commission filings for both partnerships. The partnerships undertake no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today's date.

Contacts:
Copano:     Carl Luna, Investor Relations (713) 737-9191, carl.luna@copano.com
    Jack Lascar, Media Relations (713) 529-6600, jlascar@drg-l.com

Magellan:    Paula Farrell, Investor Relations (918) 574-7650, paula.farrell@magellanlp.com
    Bruce Heine, Media Relations (918) 574-7010, bruce.heine@magellanlp.com